UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2014

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2811 Cahuenga Blvd West Los Angeles, CA	90068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (323) 472-5461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On February 12, 2014 Mandalay Digital Group, Inc. (the “Company”) adopted a Board member Equity Ownership and Retention Policy (the “Policy”). The Policy, which is administered by the independent Compensation Committee of the Board and can be amended by such committee, requires each non-management board member to acquire shares of the Company having a value equal to three times his or her annual cash retainer within five years, and requires any employee director (currently only the CEO) to acquire shares of the Company having a value equal to three times his or her annual salary within five years. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership, and vested but unexercised stock options will be treated as equivalent to one-half a share. The Policy does not affect the vesting restrictions on any equity awards but supersedes any post-vesting lock-up that is currently applicable to any person covered by the Policy, including the lock-ups for director/officer Peter Adderton and directors Robert Deutschman, Christopher Rogers and Jeffrey Karish under their respective employment and/or restricted stock agreements, such that those lock-ups will not apply beyond the adoption date of the Policy. Failure to meet or show sustained progress toward meeting the ownership requirements of the Policy may result in reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity awards.

The foregoing description of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy, a copy of which is appended hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits.

(d) Exhibits

Item 9.01 Exhibits

99.1	Board Member Equity Ownership Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: February 19, 2014	By:	/s/ Jeffrey Klausner
Jeffrey Klausner
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Board Member Equity Ownership Policy